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EXHIBIT 15

November 26, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

        We are aware that our reports dated May 9, 2003, August 18, 2003 and November 13, 2003 on our reviews of interim consolidated financial information of Metropolitan Edison Company (the "Company") for the three-month periods ended March 31, 2003 and 2002, the three-month and six-month periods ended June 30, 2003 and 2002 and the three-month and nine-month periods ended September 30, 2003 and 2002, respectively, included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, respectively, are incorporated by reference in Pre-Effective Amendment No. 1 to its Registration Statement filed November 26, 2003.

Very truly yours,

PricewaterhouseCoopers LLP

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  EXHIBIT 15